Exhibit 99.1

Agilent Technologies Announces Dividend of Verigy Ltd. Ordinary Shares

SANTA CLARA, Calif., Sept. 21, 2006 — Verigy Ltd. (NASDAQ: VRGY) today announced that the Agilent Technologies, Inc. (NYSE: A) Board of Directors has approved the distribution by dividend to Agilent’s stockholders of the 50 million ordinary shares of Verigy Ltd. that Agilent owns. The shares represent all of the Verigy shares that Agilent owns, and an approximately 85% ownership stake in Verigy. Agilent expects the distribution to occur on Oct. 31.

Agilent further announced that the distribution will take place in the form of a pro rata stock dividend to Agilent’s stockholders of record at the close of business (5 p.m. Eastern Time) on Oct. 16, 2006 (the “record date”). Agilent stockholders will receive approximately 0.12 of a share of Verigy for every one share of Agilent common stock held as of the record date. The final distribution ratio will be set on the record date and will be calculated by dividing the number of Verigy shares to be distributed by the number of Agilent shares outstanding as of the record date.

Current Verigy shareholders will not receive further Verigy shares (except to the extent that they also hold Agilent shares), and do not need to take any action in connection with the distribution.

Trading Market Information for Verigy Ordinary Shares

Verigy anticipates that a “when-distributed” market (i.e., trading by Agilent stockholders of the Verigy shares to be distributed by Agilent) will develop between the record date and the distribution date.  When-distributed Verigy shares will trade under the symbol “VRGYV” during this period.  Trades of “when-distributed” shares will settle shortly after the distribution date.  After the distribution date, the when-distributed market will cease to exist for Verigy, and all outstanding Verigy ordinary shares will trade under the “VRGY” symbol.

Investors are encouraged to consult with their financial and tax advisors regarding the specific implications of any potential transactions in Agilent shares—or Verigy shares that they expect to receive as a result of the distribution—between the record date and distribution date.

Additional Information

Agilent’s press release, together with additional information about the distribution is available on the Agilent investor Web site at www.investor.agilent.com.  Agilent also plans to send an information statement regarding this transaction to its stockholders shortly after the record date of Oct. 16. The information statement, which will include details about the distribution, will also be posted on the Agilent investor Web site at www.investor.agilent.com.

Forward-Looking Statements

This news release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. The forward-looking statements contained herein include, but are not limited to, Agilent’s planned distribution of Verigy ordinary shares to holders of Agilent common stock, the expected distribution ratio, the timing of the distribution, the record date for determining the persons entitled to the distribution, and the expected trading markets for Verigy shares between the record and distribution dates. Actual events may differ materially from current expectations. Such risks and uncertainties include, but are not limited to, unforeseen changes in the planned distribution schedule and unexpected changes to the market for Verigy shares. Forward-looking statements are based on the beliefs and assumptions of Verigy’s management and on currently available information. Verigy undertakes no responsibility to publicly update or revise any forward-looking statement.

About Verigy

Verigy (NASDAQ: VRGY) designs, develops, manufactures and sells advanced test systems and solutions for the semiconductor industry. Verigy comprises the semiconductor test business recently separated from Agilent Technologies. The company began doing business as Verigy on June 1, and completed its initial public offering on June 13, 2006. Information about Verigy can be found at www.verigy.com.

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